Fushi International, Inc. Appoints Chris Finley as Chief Operating Officer and James Todd as Controller

DALIAN, China, Nov. 1 /Xinhua-PRNewswire/ -- Fushi International, Inc., (Nasdaq: FSIN - News), the global leader in manufacturing of bimetallic wire, announced today that it has appointed Chris Finley as Chief Operating Officer and James Todd as Controller, effective immediately.

The appointments are being made following Fushi's recent acquisition of Copperweld Bimetallics, LLC, a leading global manufacturer of bimetallic wire. The responsibilities of Finley and Todd will span the combined Fushi/Copperweld organization.

Chris Finley joined Copperweld in 2004 and occupied the positions of Manager of Business Development and Technology, Operations Manager, and Vice President of Operations prior to being named CEO of Copperweld in May, 2007. Mr. Finley has over 20 years of experience in manufacturing and operations, including having worked for Commscope's bimetallics division and being the President and founder of Carolina Core Conductor, a manufacturer of copper plated steel that was acquired by Copperweld in 2004.

James Todd, Copperweld's Chief Financial Officer at the time of the acquisition, brings more than 40 years of financial experience to Fushi. From 1994-2004 Mr. Todd served as President, CEO, and Chairman of AF Financial Group, a holding company with subsidiaries active in banking, insurance, and brokerage. Earlier positions included Executive Vice President of Watauga Savings (Boone, NC), Senior Vice President for Loan and Credit Administration for Southeaster Savings Bank (Charlotte, NC), Vice President for Supervision of the Financial Institutions Assurance Corporation (Raleigh, NC), and almost 15 years in various financial positions with the North Carolina Departments of Revenue and Commerce.

Mr. Li Fu, Chairman and CEO of Fushi International said, "When we acquired Copperweld, we knew the company had a seasoned and talented executive management team. The appointment of Chris Finley and James Todd allows us to apply their experience and ability across our entire organization and helps facilitate the integration of all our global operating units. We are very excited to have them join the other talented members of our management team and look forward to the contribution they will make in further strengthening Fushi as the global leader in the bimetallic wire industry."

About Fushi International

Fushi International Inc. through its wholly-owned subsidiary, Fushi International (Dalian) Bimetallic Cable Co., Ltd, manufactures bimetallic composite wire products, principally copper clad aluminium wires ("CCA"). CCA combines the conductivity and corrosion resistance of copper with the light- weight and relatively low cost of aluminium. It is a cost-effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television and various video and data applications, signal transmission lines for telecommunication networks, distribution lines for electricity, electrical transformers, wire components for electronic instruments and devices, utilities, appliances, automotive, building wire and other industrial wires. For more information on Fushi, visit the website: http://www.fushiinternational.com .

Safe Harbor Statement

This press release may contain forward-looking statements concerning Fushi International's business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in Fushi International's reports filed with the Securities and Exchange Commission. Fushi International undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Nathan Anderson
Director of Investor Relations, Fushi International
Tel: +86-139 1150 8107
Email: Nathan.anderson@fushiinternational.com

Bill Zima & Ashley Ammon MacFarlane
Integrated Corporate Relations
Tel: +1-203-682-8200